Exhibit 99.1

A NASDAQ Listed Company: SGC

FOR IMMEDIATE RELEASE

Venita Fields Appointed as a Director of Superior Group of Companies™

SEMINOLE, Florida – February 4, 2019 (GLOBE NEWSWIRE) – The Board of Directors of Superior Group of Companies™ (NASDAQ:SGC) announced today that on January 31, 2019, Venita Fields was appointed by the Board of Directors to be a Director of the Company, effective immediately.  She will be one of five independent directors serving on the Board.

Ms. Fields is a partner and a member of the investment committee of Pelham S2K Managers, LLC, which provides junior capital and private equity investments for privately held middle market companies, having served in that capacity since 2016. In those roles she is responsible for evaluating and funding potential investment opportunities. Ms. Fields previously was with Smith Whiley & Company from 1998-2015, during which she served as a Senior Managing Director and Partner from 2004-2015; Bank of America from 1989-1998, during which she served as a Senior Vice President from 1991-1998; Citicorp North America from 1984-1989, where she managed an investments origination team; and Continental Illinois National Bank in Chicago from 1980-1984. Ms. Fields currently is a director of Derry Enterprises, Inc. (dba Field Fastener Supply Company), a distribution company located in Rockford, IL, a director of David’s Bridal, Inc., a 300 store retailer of bridal dresses and wedding accessories, a director of Lifespace Communities, Inc., an owner/operator of senior living communities, and a Board President (Emeritus) of ACG Chicago, a group of more than 1,000 professionals in the fields of senior lending, investment banking, private equity, and private debt. Her philanthropic work includes currently serving as a trustee for the Ravinia Festival and previously as a trustee for the Ann & Robert H. Lurie Children’s Hospital of Chicago, a Board and founding member of the Private Director’s Association, and a member of the fiduciary committee of Wespath Benefits and Investments. Ms. Fields was a guest lecturer at the J.L. Kellogg Graduate School of Management from 2010-2012. Ms. Fields, who is 65 years old, holds a B.A. degree from Northwestern University and a Masters of Management degree from the J.L. Kellogg Graduate School of Management. Ms. Fields was named one of the top 36 dealmakers in Mergers & Acquisitions’ 2019 list of the Most Influential Women in Mid-Market M&A.

“We are truly fortunate to have found an executive and director with a wealth of relevant experience,” said Paul Mellini, a fellow Director and Chairman of the Corporate Governance, Nominating and Ethics Committee of the Board. “Venita’s unique skillset will complement those of our existing Board, which is crucial as the Company continues to grow and take on more complex strategic initiatives, including evaluating potential acquisitions and other financial transactions,” said Sidney Kirschner, Chairman of the Board. “Our leadership is excited about the opportunity to partner with someone of Venita’s multi-faceted business background,” said Michael Benstock, Chief Executive Officer and Director of the Company.

About Superior Group of Companies, Inc. (SGC):

Superior Group of Companies™, formerly Superior Uniform Group, established in 1920, is a combination of companies that help customers unlock the power of their brands by creating extraordinary brand experiences for employees and customers. It provides customized support for each of its divisions through its shared services model.

Fashion Seal Healthcare®, HPI™ and CID Resources are signature uniform brands of Superior Group of Companies. Each is one of America’s leading providers of uniforms and image apparel in the markets it serves. They specialize in innovative uniform program design, global manufacturing, and state-of-the-art distribution. Every day, more than 6 million Americans go to work wearing a uniform from Superior Group of Companies.

BAMKO®, Tangerine Promotions® and Public Identity® are signature promotional products and branded merchandise brands of Superior Group of Companies. They provide unique custom branding, design, sourcing, and marketing solutions to some of the world’s most successful brands.

The Office Gurus® is a global provider of custom call and contact center support. As a true strategic partner, The Office Gurus implements customized solutions for its customers in order to accelerate their growth and improve their customers’ service experiences.

SGC’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, provides unparalleled support for its customers’ diverse needs while embracing a “Customer 1st, Every Time!” philosophy and culture in all of its business segments.

Visit www.superiorgroupofcompanies.com for more information.

Contact:

Mike Attinella	OR	Hala Elsherbini
CFO & Treasurer		Halliburton Investor Relations
(727) 803-7170		(972) 458-8000

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